EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Great Basin Scientific, Inc.:

We hereby consent to the incorporation in this Registration Statement of the post-effective Amendment No. 1 on Form S-1, and related Preliminary Prospectus, of our report dated February 18, 2015, with respect to the audited financial statements of Great Basin Scientific, Inc. as of December 31, 2014 and 2013 and for the years then ended, which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 3 to the financial statements. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

April 27, 2015